Exhibit 99.4

Dated March 10, 2025

SHARE SALES AND TRANSFER AGREEMENT

relating to

iClick Interactive Asia Group Limited Class A Ordinary Shares

between

CREATIVE BIG LIMITED

as Seller

and

EMERALD PROSPERITY HOLDINGS LIMITED

as Purchaser

TABLE OF CONTENTS

1.	INTERPRETATION	1
2.	SALE AND PURCHASE	2
3.	CONSIDERATION	2
4.	COMPLETION	3
5.	COMPLETION OBLIGATIONS	3
6.	SELLER’S WARRANTIES AND UNDERTAKING	4
7.	PURCHASER’S WARRANTIES	4
8.	CONFIDENTIALITY	4
9.	ANNOUNCEMENTS	5
10.	ASSIGNMENT	5
11.	FURTHER ASSURANCE	5
12.	SEVERANCE AND VALIDITY	5
13.	VARIATIONS	6
14.	REMEDIES AND WAIVERS	6
15.	EFFECT OF COMPLETION	6
16.	THIRD PARTY RIGHTS	6
17.	COSTS AND EXPENSES	6
18.	NOTICES	6
19.	COUNTERPARTS	7
20.	GOVERNING LAW AND JURISDICTION	7
SCHEDULE 1 SELLER'S WARRANTIES		9
SCHEDULE 2 PURCHASER’S WARRANTIES		11

i

THIS SHARE SALES AND PURCHASE AGREEMENT (this “Agreement”) is made on

BETWEEN:

1.	EMERALD PROSPERITY HOLDINGS LIMITED, a limited liability company incorporated under the laws of the British Virgin Islands with registered address at Asia Leading Chambers, Road Town, Tortola VG1110, British Virgin Islands (the “Purchaser”); and

2.	CREATIVE BIG LIMITED, a limited liability company incorporated under the laws of the British Virgin Islands with registered address at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (the “Seller”).

WHEREAS:

(A)	The Seller currently holds 2,549,415 Class A Ordinary Shares in iClick Interactive Asia Limited, a company listed on NASDAQ Global Markets (NASDAQ: ICLK, the “Company” and such shares, the “Shares”).

(B)	The Seller has agreed to sell, and the Purchaser has agreed to purchase and pay for, the Shares (as defined in Clause 1.1 (Interpretation)) on the terms and subject to the conditions of this Agreement.

IT IS AGREED:

1.	INTERPRETATION

1.1.	In this Agreement, the following expressions shall have the meanings indicated except where the context otherwise requires:

“this Agreement” means this Share Sales and Transfer Agreement;

“Business Day” means a day (other than a Saturday or Sunday) when commercial banks are open for ordinary banking business in Hong Kong;

“Completion” means completion of the sale and purchase of the Shares under Clause 4

(Completion) of this Agreement;

“Completion Date” means the date on which Completion takes place under Clause 4.1 of this Agreement;

“Confidential Information” means all data or information (whether technical, commercial, financial or of any other type) in any form acquired under, pursuant to or in connection with, this Agreement and any information used in or relating to the Group (including information relating to any Group’s products (bought, manufactured, produced, distributed or sold), services (bought or supplied), operations, processes, formulae, methods, plans, strategy, product information, know-how, design rights, trade secrets, market opportunities, customer lists, commercial relationships, marketing, sales materials and general business affairs), and which are for the time being confidential to the Group;

“Consideration” means the consideration payable for the Shares as set out in Clause 3 of this Agreement (Consideration);

“Encumbrance” means any pledge, charge, lien (other than a lien arising by operation of law in the ordinary course of trading), mortgage, debenture, hypothecation, security interest, pre-emption right or option, or anything thing in similar nature;

“Group” means collectively, the Company and its Subsidiaries from time to time and the expression “Group Company” shall be construed accordingly;

“US$” means United States dollars, the lawful currency of the United States of America;

“Hong Kong” means Hong Kong Special Administrative Region of the People’s Republic of China;

“Long Stop Date” means 30 January 2025, or any other date mutually agreed by the Parties;

“Party” means a party to this Agreement and “Parties” shall mean the parties to this Agreement;

“Purchaser’s Warranties” means the warranties referred to in Clause 7 (Purchaser’s Warranties) and set out in Schedule 2 (Purchaser’s Warranties) and “Purchaser’s Warranty” shall mean any one of them;

“Seller’s Warranties” means the warranties referred to in Clause 6 (Seller’s Warranties and Undertaking) and set out in Schedule 1 (Seller’s Warranties) and “Seller’s Warranty” shall mean any one of them;

“Shares” means the 2,549,415 Class A Ordinary Shares in iClick Interactive Asia Limited (NASDAQ: ICLK) currently held by the Seller.

“Transaction Document(s)” means this Agreement and any related instruments and documents in relation to the sale and purchase of the Shares under this Agreement.

2.	SALE AND PURCHASE

Subject to the terms and conditions of this Agreement, the Seller shall sell, and the Purchaser shall purchase the Shares with all rights, benefits and privileges, now or in the future attaching to them, and the Seller shall transfer full legal and beneficial title to the Shares to the Purchaser free from all Encumbrances, at Completion on the terms of this Agreement.

3.	CONSIDERATION

The consideration for the sale and purchase of the Shares shall be US$4,100,000.00 and payment of which by the Purchaser shall be made at Completion to the Seller’s designated account (the “Designated Account”).

4.	COMPLETION

4.1	Completion shall take place on a date before the Long Stop Date at such place as mutually agreed among the Parties to this Agreement.

4.2	At Completion, the Seller and Purchaser shall undertake those actions listed under Clause 5 (Completion Obligations).

4.3	Without prejudice to any other remedies available, if the provisions of Clause 4.2 and Clause 5 of this Agreement are not complied with to a material extent on the Completion Date, neither the Seller nor the Purchaser shall be obliged to complete this Agreement and the Seller or, as the case may be, the Purchaser may:

(a)	defer Completion (with the provisions of this Clause 4 applying to Completion as so deferred);

(b)	proceed to Completion as far as practicable (without limiting its rights and remedies under this Agreement); or

(c)	treat this Agreement as terminated for breach of condition and discharge itself of any further obligations hereunder (without limiting its rights and remedies under this Agreement) if not completed or waived before the Long Stop Date.

5.	COMPLETION OBLIGATIONS

5.1	At Completion, the Seller shall:

5.1.1	Deliver to the Purchaser and the Company:

(i)	duly executed instrument of transfer in respect of the Shares in favour of the Purchaser or such other person as the Purchaser may nominate;

(ii)	the written and certified board resolution of the Seller approving the sale and transfer of the Shares, and the execution of this Agreement, including the Seller and its board’s appointment of the authorised signee to execute this Agreement.

5.1.2	procure that the Company shall update the Company’s register of members and (if applicable) cause a new share certificate representing the Shares transferred from the Seller to the Purchaser to be issued to the Purchaser.

5.1.3	give notice to and make all necessary filings with the relevant governmental or regulatory authority in connection with the execution, delivery and performance of this Agreement and/or Documents.

5.2	At Completion, the Purchaser shall:

5.2.1	pay the Consideration to the Seller’s Designated Account, or procure that the Consideration be paid, to the Seller’s Designated Account by telegraphic transfer or by bank cashier’s order.

5.2.2	give notice to and make all necessary filings with the relevant governmental or regulatory authority in connection with the execution, delivery and performance of this Agreement and/or Documents.

6.	SELLER’S WARRANTIES AND UNDERTAKING

6.1	The Seller warrants to the Purchaser that each of the Seller’s Warranties as set out in Schedule 1 (Seller’s Warranties) of this Agreement is true and accurate as at the date of this Agreement and not misleading at all times up to and including Completion.

6.2	The Seller undertakes to obtain or to the extent necessary, procure all necessary internal approvals and authorisations of the Seller and the Company for approving the sale and transfer of the Shares and the execution of this Agreement prior to Completion.

6.3	Any Seller’s Warranties that are qualified by the knowledge, belief, or awareness of the Seller shall mean the actual (but not constructive or imputed) knowledge, belief, or awareness of the Seller.

6.4	Each Seller’s Warranty is to be construed independently and is not limited by any other terms of this Agreement. The Seller acknowledges that the Purchaser is entering into this Agreement in reliance on each of the Seller’s Warranties.

6.5	The Seller’s Warranties shall be deemed to have been repeated at the date of this Agreement and on the Completion Date, taking into account facts and circumstances subsisting at such date.

7.	PURCHASER’S WARRANTIES

7.1	The Purchaser warrants to the Seller that each of the Purchaser’s Warranties as set out in Schedule 2 (Purchaser’s Warranties) of this Agreement is true and accurate as at the date of this Agreement and not misleading at all times up to and including Completion.

7.2	Each Purchaser’s Warranty is to be construed independently and is not limited by any other terms of this Agreement. The Purchaser acknowledges that the Seller is entering into this Agreement in reliance on each of the Purchaser’s Warranties.

7.3	The Purchaser’s Warranties shall be deemed to have been repeated at the date of this Agreement and on the Completion Date, taking into account facts and circumstances subsisting at such date.

8.	CONFIDENTIALITY

8.1	The Seller shall treat as confidential the provisions of this Agreement and other related documents and all information it has received or obtained relating to the Purchaser as a result of negotiating or entering into this Agreement.

8.2	The Purchaser shall treat as confidential the provisions of this Agreement and other related documents, all Confidential Information it possesses relating to the Company, and all information it has received or obtained about the Seller as a result of negotiating or entering into this Agreement.

8.3	A Party may disclose, or permit the disclosure of, information which would otherwise be confidential if and to the extent:

(a)	required by law or any securities exchange, regulatory or governmental body or taxation authority;

(b)	disclosed to its professional advisors (provided that such persons are required to treat such information as confidential); or

(c)	it comes into the public domain other than as a result of a breach by a Party of this Clause 8, provided that prior written notice of any confidential information to be disclosed pursuant to this Clause 8 shall be given to the other Party.

8.4	The confidentiality restrictions in this Clause 8 shall continue to apply after the termination of this Agreement pursuant to Clause 4.3(c) of this Agreement without limit in time.

9.	ANNOUNCEMENTS

9.1	Except as provided in Clause 9.2 of this Agreement, no announcement shall be made by either Party relating to this Agreement without the prior written approval of the other Party, such approval not to be unreasonably withheld or delayed.

9.2	Either Party may make an announcement relating to the Transaction Documents if (and only to the extent) required by the law of any relevant jurisdiction or any securities exchange, regulatory or governmental body provided that prior written notice of any announcement required to be made is given to the other Party.

9.3	The restrictions on announcements in this Clause 9 shall continue to apply after the termination of this Agreement pursuant to Clause 4.3(c) of this Agreement without limit in time.

10.	ASSIGNMENT

None of the rights and benefits under this Agreement may be assigned by any Party except with the written consent of the other Party.

11.	FURTHER ASSURANCE

Insofar as it is able to do so after Completion, the Seller shall from time to time and at the Purchaser’s cost do, execute and deliver or procure to be done, executed and delivered all such further acts, documents and things reasonably required by the Purchaser for the purpose of giving full effect to this Agreement.

12.	SEVERANCE AND VALIDITY

If any provision of this Agreement is or becomes illegal, invalid, or unenforceable in any respect under the law of any jurisdiction, such provision shall be deemed to be severed from this Agreement. The remaining provisions will remain in full force in that jurisdiction and all provisions will continue in full force in any other jurisdiction.

13.	VARIATIONS

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of the Parties.

14.	REMEDIES AND WAIVERS

14.1	No waiver of any right under this Agreement shall be effective unless in writing. Unless expressly stated otherwise a waiver shall be effective only in the circumstances for which it is given.

14.2	No delay or omission by any Party in exercising any right or remedy provided by law or under this Agreement shall constitute a waiver of such right or remedy.

14.3	The single or partial exercise of a right or remedy under this Agreement shall not preclude any other nor restrict any further exercise of any such right or remedy.

14.4	The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law except as otherwise expressly provided.

15.	EFFECT OF COMPLETION

The provisions of this Agreement which remain to be performed following Completion shall continue in full force and effect notwithstanding Completion.

16.	THIRD PARTY RIGHTS

A person who is not a Party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce any of its terms.

17.	COSTS AND EXPENSES

Each Party shall pay its own costs and expenses in connection with the negotiation, preparation, and performance of this Agreement. Each Party shall be fully responsible for its own tax, government duties or any similar payments required.

18.	NOTICES

18.1	Any notice or other communication to be given under or in connection with this Agreement (“Notice”) shall be in the English language in writing and signed by or on behalf of the Party giving it and marked for the attention of the other Party. A Notice may be delivered personally or sent by fax, pre-paid recorded delivery or international courier to the address or fax number provided in Clause 18.3 of this Agreement.

18.2	A Notice shall be deemed to have been received:

(a)	at the time of delivery if delivered personally;

(b)	at the time of transmission if sent by e-mail; or

(c)	two (2) Business Days after the time and date of posting if sent by pre-paid recorded delivery,

provided that if deemed receipt of any Notice occurs after 6.00 p.m. or is not on a Business Day, deemed receipt of the Notice shall be 9.00 a.m. on the next Business Day. References to time in this Clause 18 are to local time in the country of the addressee.

18.3	The addresses and e-mail for service of Notice are:

Seller:

Name:	Kenny Chiu
Address:	Flat 23B, Block 6, Hanley Villa 22, Yau Lai Road, Yau Kom Tau, Tsuen Wan, Hong Kong S.A.R.
Email address: Purchaser:	kennychiu@hotmail.com

Name:	Lin Yu-fan
Address:	Room 1106-1108, 11/F Chinese Bank Building, 61-65 Des Voeux Road Central, Central, Hong Kong
Email address:	admin@emeraldprosperity.com

19.	COUNTERPARTS

This Agreement may be executed in counterparts and shall be effective when each Party has executed a counterpart. Each counterpart shall constitute an original of this Agreement.

20.	GOVERNING LAW AND JURISDICTION

20.1	This Agreement shall be governed by and construed under the laws of Hong Kong, without giving effect to conflict of law principles thereof.

20.2	The Parties agree that any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be resolved by and referred to arbitration upon the demand of any party to the dispute with notice (the “Arbitration Notice”) to the other party(ies) to the Dispute. The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. The arbitration tribunal shall consist of three arbitrators to be appointed according to the HKIAC Rules. Each of the claimant and the respondent to the Dispute shall be entitled to designate one arbitrator in accordance with the HKIAC Rules. If either party fails to designate an arbitrator, HKIAC shall appoint the arbitrator. The two arbitrators so appointed shall designate the third arbitrator who shall act as the presiding arbitrator of the arbitral tribunal. Failing such designation within 30 days from the confirmation of the second arbitrator, HKIAC shall appoint the presiding arbitrator. The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this clause, including the provisions concerning the appointment of the arbitrators, the provisions of this Section shall prevail. Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party. The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award. The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of Hong Kong (without regard to principles of conflict of laws thereunder) and shall not apply any other substantive law. Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal. During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

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SCHEDULE 1

SELLER’S WARRANTIES

1.	Incorporation and Authority of Seller

1.1.	The Seller has the necessary power and authority to enter into and perform this Agreement and the Seller has the necessary power and authority to enter into and perform the other agreements in relation to the transactions contemplated under this Agreement to which it is a party to and all other documents executed by the Seller which are to be delivered at Completion (together, the “Transaction Documents”).

1.2.	The execution, delivery and performance by the Seller of the Documents will not result in a material breach of (i) any provision of the constitutional documents of the Seller; or (ii) so far as the Seller is aware, any order, judgment or decree of any court or governmental authority by which the Seller is bound.

1.3.	So far as the Seller is aware, the Seller is not or will not be required to give any notice to or make any filing with or obtain any permit, consent, waiver or other authorisation from any governmental or regulatory authority in connection with the execution, delivery and performance of this Agreement and/or Documents.

1.4.	No order has been made, petition presented, or resolution passed for the winding up of the Seller. No administrator or any receiver or manager has been appointed by any person in respect of the Seller or all or any of its assets and, so far as the Seller is aware, no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed. The Seller has not become subject to any analogous proceedings, appointments, or arrangements under the laws of any applicable jurisdiction.

1.5.	The Seller (a) is a sophisticated individual or entity familiar with transactions similar to those contemplated by this Agreement, (b) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transfer of the Shares, (c) has independently and without reliance upon Purchaser or the Company, and based on such information and the advice of such advisors as Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement, and (d) is familiar with the risks and financial hazards inherent to this transaction, including the risks that there will be significant appreciation in the value of the Shares. Seller acknowledges that none of Purchaser or its affiliates is acting as a fiduciary or financial or investment adviser to Seller, and has not given Seller any investment advice, opinion or other information on whether the transfer of the Shares is prudent. Seller acknowledges that (i) Purchaser currently may have, and later may come into possession of, information with respect to the Company that is not known to Seller and that may be material to a decision to transfer the Shares (“Seller Excluded Information”), (ii) Seller has determined to transfer the Shares notwithstanding its lack of knowledge of the Seller Excluded Information and (iii) neither the Company nor Purchaser shall have any liability to Seller, and Seller waives and releases any claims that it might have against the Company or Purchaser whether under applicable securities laws or otherwise, with respect to the nondisclosure of the Seller Excluded Information in connection with the sale of the Shares and the transactions contemplated by this Agreement. Seller acknowledges that the Seller Excluded Information may be indicative of a value of the Shares that is substantially greater than the purchase price reflected in the sale contemplated hereby or otherwise adverse to Seller’s interest, and, therefore, such Seller Excluded Information might be material to Seller’s decision to sell the Shares. Seller understands the potential disadvantage to which Seller is subject on account of a possible disparity of information as between Purchaser and Seller. Seller understands that Purchaser will rely on the accuracy and truth of the foregoing representations, and Seller hereby consents to such reliance.

2.	Ownership of the Shares

2.1.	The Seller is the sole legal and beneficial owner of all of the Shares. The Shares are fully paid up.

2.2.	The Shares are free from all Encumbrances and/or any other nature whatsoever and has no acquisition or requisition and no legal proceedings either under civil or criminal law of the Listed Shares is pending in any court of law in respect thereof and no person or persons other than the Company has any right of ownership.

3.	Constitutional and Corporate Matters

3.1.	The Company has been duly incorporated and is validly existing under the laws of British Virgin Islands.

3.2.	The particulars of the Company set out in Schedule 1 are accurate in all respects.

3.3.	The statutory books of the Company have been properly kept, are up-to-date and, so far as the Seller is aware, contain details of all material matters required by applicable laws to be entered in them.

4.	Insolvency

4.1.	No order has been made or resolution passed for the winding up of the Company and no provisional liquidator has been appointed. No petition has been presented or meeting convened for the purposes of winding up the Company and no voluntary arrangement has been proposed.

4.2.	No administrator, administrative receiver or any other receiver or manager has been appointed by any person in respect of any member of the Company or all or any of its assets and, so far as the Seller is aware, no steps have been taken to initiate any such appointment.

SCHEDULE 2

PURCHASER’S WARRANTIES

1.	Incorporation and Authority of Purchaser

1.1.	The Purchaser has all requisite power and authority to execute, deliver and perform this Agreement and any other certificate or document delivered by it required to consummate the transactions contemplated hereunder (to which it is or will be a party), and to perform its respective obligations hereunder and thereunder.

1.2.	The execution, delivery, and performance by the Purchaser of the Agreement and/or Documents will not result in a breach of any order, judgment or decree of any court or governmental authority by which the Purchaser is bound.

1.3.	The Purchaser is not nor will it be required to give any notice to or make any filing with or obtain any permit, consent, waiver or other authorisation from any governmental or regulatory authority in connection with the execution, delivery and performance of the Documents.

1.4.	The Purchaser (a) is a sophisticated entity familiar with transactions similar to those contemplated by this Agreement, (b) has adequate knowledge and experience concerning business and financial matters of the Company to make an informed decision regarding the transfer of the Shares, (c) has independently and without reliance upon Seller or the Company, and based on such information and the advice of such advisors as Purchaser has deemed appropriate, made its own analysis and decision to enter into this Agreement, (d) is familiar with the risks and financial hazards inherent to this transaction, including the risks that there will be significant depreciation in the value of the Shares, and that a future sale of the Shares may be at a discount to the price paid by Purchaser pursuant to this Agreement, and (e) is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act. Purchaser acknowledges that none of the Seller or its affiliates is acting as a fiduciary or financial or investment adviser to Purchaser, and has not given Purchaser any investment advice, opinion or other information on whether the sale of the Shares is prudent. Purchaser acknowledges that (i) the Seller currently may have, and later may come into possession of, information with respect to the Company that is not known to Purchaser and that may be material to a decision to transfer the Shares (“Purchaser Excluded Information”), (ii) the Purchaser has determined to acquire the Shares notwithstanding its lack of knowledge of the Purchaser Excluded Information and (iii) neither the Company nor Seller shall have any liability to Purchaser, and Purchaser waives and releases any claims that it might have against the Company or Seller whether under applicable securities laws or otherwise, with respect to the nondisclosure of Purchaser Excluded Information in connection with the sale of the Shares and the transactions contemplated by this Agreement. Purchaser acknowledges that the Purchaser Excluded Information may be indicative of a value of the Shares that is substantially lesser than the purchase price reflected in the sale contemplated hereby or otherwise adverse to Purchaser’s interest, and, therefore, such Purchaser Excluded Information might be material to Purchaser’s decision to purchase the Shares. Purchaser understands the potential disadvantage to which Purchaser is subject on account of a possible disparity of information as between Purchaser and Seller. Purchaser understands that Seller will rely on the accuracy and truth of the foregoing representations, and Purchaser hereby consents to such reliance.

1.5.	No broker, investment banker, financial adviser or other person is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser or any affiliate or agent thereof, except those for which Purchaser will be solely responsible.

2.	Funding

2.1.	The Purchaser has immediately available on an unconditional basis (subject only to Completion) the cash resources required to meet in full its obligations under this Agreement.

IN WITNESS WHEREOF each Party has executed this Agreement or caused this Agreement to be executed by its duly authorised representatives.

The Purchaser

SIGNED by	)
LIN YU-FAN	)
For and on behalf of	)
EMERALD PROSPERITY HOLDINGS	)	/s/ Lin Yu-Fan
LIMITED	)	Name: Lin Yu-Fan
	)	Title: Director
in the presence of:	)

The Seller

SIGNED by	)
KENNY SIN NANG CHIU	)
For and on behalf of	)	/s/ Kenny Sin Nang Chiu
CREATIVE BIG LIMITED	)	Name: Kenny Sin Nang Chiu
	)	Title: Director
in the presence of:	)